Exhibit h.10

FEE AGREEMENT

September 16, 2019

RBC Capital Markets, LLC

Three World Financial Center, 8th Floor

200 Vesey Street,

New York, New York 10281-8098

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement dated September 16, 2019 (the “Underwriting Agreement”), by and among Nuveen Municipal Credit Opportunities Fund (the “Fund”), Nuveen Fund Advisors, LLC (the “Company”), Nuveen Asset Management, LLC and each of the Underwriters named in Schedule I thereto, with respect to the issue and sale of the Fund’s common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), as described therein (the “Offering”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

1.  Fee.  In consideration of your services relating to the sale and distribution of the Common Shares, which services may be completed by your affiliate in your sole discretion, the Company shall pay a fee to you in the aggregate amount of $525,000.00 (the “Fee”). The Fee shall be paid following the Closing Date on or before October 4, 2019. The payment shall be made by wire transfer to the order of RBC Capital Markets, LLC. The Company acknowledges that the Fee is in addition to any compensation you earn in connection with your role as an underwriter to the Fund in the Offering, which services are distinct from and in addition to the services described above. In the event the Offering does not proceed, you will not receive any fees under this Agreement; however, for the avoidance of doubt, accountable expenses actually incurred may be payable to you pursuant to the terms of the Underwriting Agreement.

2.  Term.  This Agreement shall terminate upon the payment of the entire amount of the Fee, as specified in Section 1 hereof. If this Agreement is terminated, the Company shall reimburse only for your accountable out-of-pocket expenses in accordance with FINRA Rule 5110(f)(2)(D).

3.  Indemnification.  The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

4.  Not an Investment Adviser; No Fiduciary Duty.  The Company acknowledges that you are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of you, and you are not agreeing hereby, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities; or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between you and the Company. In addition, nothing in this Agreement shall be construed to constitute you as the agent or employee of the Company or the Company as your agent or employee, and neither party shall make any representation to the contrary. It is understood that you are engaged hereunder as an independent contractor solely to provide the services described above to the Company and that you are not acting as an agent or fiduciary of, and you shall not have any duties or liability to, the current or future partners, members or equity owners of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent the Company has the authority to waive such duties and liabilities. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the matters covered by this Agreement (irrespective of whether you have advised or are currently advising the Company on related or other matters).

5.  Not Exclusive.  Nothing herein shall be construed as prohibiting you or your affiliates from acting as an underwriter or financial adviser or in any other capacity for any other persons (including other registered investment companies or other investment managers).

6.  Assignment.  This Agreement may not be assigned by either party without prior written consent of the other party.

7.  Amendment; Waiver.  No provision of this Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

8.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[END OF TEXT]

This Agreement shall be effective as of the date first written above.

NUVEEN FUND ADVISORS, LLC

By:	/s/ Gifford R. Zimmerman
Name: Gifford R. Zimmerman
Title: Managing Director

Agreed and Accepted:

RBC CAPITAL MARKETS, LLC

By:	/s/ Peter Spinelli

Name: Peter Spinelli
Title: Managing Director

Indemnification Agreement

September 16, 2019

RBC Capital Markets, LLC

Three World Financial Center, 8th Floor

200 Vesey Street,

New York, New York 10281-8098

Ladies and Gentlemen:

In connection with the engagement of RBC Capital Markets, LLC (the “Bank”) to advise and assist the undersigned, Nuveen Fund Advisors, LLC (together with its successors and assigns, the “Company”), with respect to the matters set forth in the Fee Agreement dated September 16, 2019 between the Company and the Bank (the “Agreement”), the Company shall indemnify and hold harmless the Bank and its affiliates and their respective employees, directors, officers, consultants, agents and persons deemed to be in control of the Bank or any of its affiliates within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Indemnified Parties” and individually an “Indemnified Party”), from and against any claims, losses, expenses, damages and liabilities, joint or several, as they may be incurred, related to or arising in any manner out of the engagement of the Bank under the Agreement. The Company also agrees that neither the Bank nor any other Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or its affiliates, partners, directors, officers, consultants, agents, employees, controlling persons, creditors or securityholders for any losses, claims, damages, liabilities or expenses related to or arising out of the Agreement. The Company will promptly reimburse any Indemnified Party for all costs and expenses as reasonably incurred (including but not limited to fees, costs and expenses of counsel(s) and expert(s)) in connection with the investigation of, preparation for or defense of, responding to third-party subpoenas related to, preparing to serve or serving as a witness with respect to, and/or providing evidence in, or otherwise relating to any pending or threatened claim related to or arising in any manner out of the Agreement or any action or proceeding arising therefrom, whether or not any Indemnified Party is, or is threatened to be, a formal party to such pending or threatened litigation or other proceeding

(a “Proceeding”).

Without the prior written consent of the Bank, (A) neither the Company nor any member of the Company’s board of directors or similar governing body shall settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding relating to the Agreement (whether or not any Indemnified Party is, or is threatened to be, a formal party to any Proceeding) and (B) the Company shall not participate in or facilitate any such settlement, compromise, consent or termination on behalf of the Company’s board of directors or similar governing body unless in each of (A) and (B) such settlement, compromise, consent or termination (i) includes an express, complete and unconditional release of the Bank and its affiliates (and their respective control persons, partners, directors, officers, employees, consultants and agents) with respect to all claims asserted in such litigation or relating to the Agreement (such release to be set forth in an instrument signed by all parties to such settlement, compromise, consent or termination) and (ii) does not include any statement as to, or any admission of, fault, culpability or failure to act by or on behalf of any Indemnified Party. Without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, no Indemnified Party shall settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Party requests that the Company reimburse the Indemnified Party for fees, costs and expenses as provided in this Indemnification Agreement, the Company shall be liable for any settlement of any proceeding effected without its prior written consent if (i) such settlement is entered into more than thirty (30) days after receipt by it of the request for reimbursement, and (ii) it shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement.

Notwithstanding any provision herein to the contrary, the Company shall not be liable hereunder for indemnification to an Indemnified Party, and the Indemnified Party shall not be exculpated, in respect of any claims, losses, expenses, damages and liabilities that are finally judicially determined, in a non-appealable judgment, to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of such Indemnified Party. Promptly as reasonably practicable after receipt by and Indemnified Party of notice of the commencement of any Proceeding, such Indemnified Party will, if a claim in respect thereof is to be made under this Indemnification Agreement, notify the Company in writing of the commencement thereof; but the failure to so notify the Company (i) will not relieve the Company from liability under this Indemnification Agreement to the extent it is not materially prejudiced as a result thereof and (ii) in any event shall not relieve the Company from any liability which it may have otherwise than on account of this Indemnification Agreement.

The Company agrees that if any exculpation, indemnification or reimbursement sought pursuant to the Agreement were for any reason not to be available to any Indemnified Party or insufficient to hold any Indemnified Party harmless as and to the extent contemplated hereby, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of the claims, damages, losses, expenses and liabilities in such proportion as is appropriate (i) to reflect the relative benefits to the Company and its securityholders on the one hand, and the Bank on the other hand, in connection with the services of the Bank to which such exculpation, indemnification or reimbursement relates or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Party, respectively, and the Company as well as any other relevant equitable considerations. The Company and the Bank agree that it would not be just and equitable if the contribution provided for herein were determined by pro rata allocation or any other method which does not take into account the equitable considerations referred to above. It is hereby agreed that the relative benefits to the Company, on the one hand, and the Bank, on the other hand, with respect to this engagement shall be deemed to be in the same proportion as (i) the gross proceeds raised or anticipated to be raised in connection with, the transaction (whether or not consummated), as applicable, for which the Bank is engaged under the Agreement bears to (ii) the fee paid to the Bank in connection with such engagement. In no event shall the Bank contribute in excess of the fees actually received by the Bank pursuant to the terms of the Agreement. Notwithstanding any contrary provision in this paragraph, an Indemnified Party shall not be entitled to contribution from the Company if it is determined that such Indemnified Party was guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) and the Company was not guilty of such fraudulent misrepresentation.

The Company agrees that the exculpation, indemnification, reimbursement and contribution obligations of the Company set forth herein shall apply whether or not any Indemnified Party is a formal party to any claim, action or proceeding relating to the Agreement. Such obligations of the Company, as well as the Company’s obligations regarding the settlement of pending or threatened litigation or other proceedings, shall survive the termination of the Agreement, shall be in addition to any liability which the Company may otherwise have under the Agreement and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE SERVICES PERFORMED PURSUANT TO AND IN ACCORDANCE WITH THE AGREEMENT (“CLAIM”), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND THE INDEMNIFIED PARTIES CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. EACH PARTY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS INDEMNIFICATION AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST THE BANK OR ANY INDEMNIFIED PARTY. EACH INDEMNIFIED PARTY AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS INDEMNIFICATION AGREEMENT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS INDEMNIFICATION AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON SUCH PARTY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH SUCH PARTY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

The foregoing Indemnification Agreement shall remain in full force and effect notwithstanding any termination of the Bank’s engagement under the Agreement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Very truly yours,

NUVEEN FUND ADVISORS, LLC

By:	/s/ Gifford R. Zimmerman
Name: Gifford R. Zimmerman
Title: Managing Director

Agreed and Accepted:

RBC CAPITAL MARKETS, LLC

By:	/s/ Peter Spinelli
Name: Peter Spinelli
Title: Managing Director